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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We consent to use in Amendment No. 1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and Form MHC-1/MHC-2 filed with the Office of Thrift Supervision of our report dated April 17, 2003 on the financial statements of Flatbush Federal Savings and Loan Association of Brooklyn and Subsidiary as of the years ended December 31, 2002 and 2001, and the related consolidated statements of income, retained earnings and cash flows for the years then ended. We also consent to the references to us under headings "The Reorganization and the Stock Offering - Tax Effects of the Reorganization" and "Experts" in the Registration Statement on Form SB-2 and Form MHC-1/MHC-2.




                                                  /s/ Radics & Co., LLC

                                                      Radics & Co., LLC



Pine Brook, New Jersey
August 4, 2003